INCENTIVE DEFERRED COMPENSATION AGREEMENT





          This Incentive Deferred Compensation Agreement is made effective as of the ____ day of March, 1998, by and between GLOBAL COMBINED TECHNOLOGIES, INC., an Oklahoma corporation (the "Company") and DALE E. HIGGANBOTHAM ("Higganbotham").

                                             W I T N E S S E T H:

          WHEREAS, simultaneously with the execution of this Agreement, the
          Company  and  Higganbotham  have   entered  into  an   Employment
          Agreement for the employment of Higganbotham by Company;

          WHEREAS, pursuant to Exhibit A of said Employment Agreement, Higganbotham may be entitled to incentive deferred compensation in the event certain economic criteria are satisfied;

          WHEREAS, the parties wish to define the terms governing the incentive deferred compensation in the event the economic criteria and the terms and conditions of the Employment Agreement are satisfied.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein set forth, the parties hereby covenant and agree as follows:

          1. In the event Higganbotham satisfies the economic criteria set forth in the Employment Agreement for such year and is entitled to incentive deferred compensation, the incentive deferred compensation shall be governed by the terms of this Agreement.

          2. In the event Higganbotham should die or become disabled during the term of the Employment Agreement, or if the
               Employment Agreement is not renewed by Company at the expiration of the initial term or any renewal term, or in the event Company would terminate Employee's employment without cause pursuant to Section 10(a)(iv) of the Employment Agreement, all incentive deferred compensation earned shall be vested in full and shall be payable to Higganbotham and/or his designated beneficiary at that time.
                For purposes of this  Paragraph, the term "disabled"  shall have the meaning set forth in said Employment Agreement.

          3. In the event Higganbotham discontinues employment with the Company during the initial term or any renewal term of this Employment Agreement or if Higganbotham does not renew the Employment Agreement at the expiration of the initial term or any renewal term and such discontinuation of employment is not a result of Higganbotham becoming disabled, the vested portion of his deferred compensation account will be paid to him at said time and all non-vested amounts will be forfeited. Provided, however, if Higganbotham would violate
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               the terms of his covenant not to compete and confidentiality agreement as set forth in Sections 8 and 9 of his Employment Agreement, the vested portion of his deferred compensation account will likewise be forfeited. The incentive deferred compensation shall vest according to the following schedule:

               Years of Service With Company or its


                                                       Percentage of Vested



               Subsidiaries from the Effective Date


                                                             Interest



                       of This Agreement




                    Less than 1 year                        0%
                    One year                         33%
                    Two years                        67%
                    Three years                          100%

          This vesting schedule shall apply separately to each year that incentive deferred compensation is earned by Higganbotham upon the satisfaction of the economic criteria set forth in the Employment Agreement. Provided, however, Higganbotham shall be vested fully in all amounts hereunder on March 13, 2003 and all amounts due hereunder shall be paid to him on such date, notwithstanding the fact that Higganbotham continues to be employed by the Company.

          By way of illustration, if Higganbotham satisfied the economic criteria for years 1 and 2 of the Agreement, at the end of year 2, Higganbotham would be 67% vested as to the incentive deferred compensation credited in year 1 and 33% vested as to the incentive deferred compensation credited in year 2.

          4. No deferred compensation shall be paid under the terms of this Agreement in the event Higganbotham is discharged from the service of the Company for cause. For purposes of this Paragraph, the term "cause" shall have the meaning set forth in Section 10(a)(iv) of said Employment Agreement

          5. Higganbotham shall not have the right to commute, sell, transfer, assign or otherwise convey the right to receive any payments under the terms of this Agreement. Any such attempted assignment or transfer shall terminate this Agreement and the Company shall have no further liability hereunder.

          6. It is the intention of the parties that the incentive deferred compensation to be payable to Higganbotham hereunder (if applicable) shall be includable for Federal Income Tax purposes in his, or such beneficiary's gross income only in the taxable year in which he or the beneficiary actually receives the payment and Company shall be entitled to deduct such incentive deferred compensation as a business expense in its Federal Income Tax return in the taxable year in which such payment is made to Higganbotham or his beneficiary.

          7. Nothing contained in this Agreement shall in any way affect or interfere with the right of Higganbotham to share or participate in a retirement plan of the Company or any profit sharing, bonus or similar plan in which he may be entitled to share or participate as an employee of the Company.

          8. This Agreement shall be binding upon the heirs, administrators, executors, successors and assigns of Higganbotham and the successors and assigns of Company. This Agreement shall not be modified or amended except in writing signed by both parties.

          9. This Agreement shall be subject to and construed under the laws of the State of Oklahoma.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

                                        GLOBAL COMBINED TECHNOLOGIES, INC.




               By:__________________________________




               ____________________________________
                                        DALE E. HIGGANBOTHAM























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